EXHIBIT 99.9




          THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED. SOLD, PLEDGED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE
                   ACT OR PURSUANT TO AN EXEMPTION THEREFROM.





                             SECURED PROMISSORY NOTE


July 15, 2003                                                        $44,375


                  FOR VALUE RECEIVED, Lara Nicole Sarafianos (the "Maker"), hereby unconditionally promises to pay to Alfred M. Schiffrin ("Holder"), or permitted assigns, the principal amount of Fourty-Four Thousand Three Hundred Seventy-Five Dollars ($44,375), together with interest thereon at the rate, in the manner, on such dates and at such place, as specified below.

                  1. Stock Purchase Agreement. This Note is being issued pursuant to the terms of a certain Stock Purchase Agreement, dated the date hereof, pursuant to which Maker has purchased from Holder, and Holder has sold to Maker, an aggregate of 900,000 shares (the "Shares") of the common stock, par value $.001 per share, of A.M.S. Marketing, Inc., a Delaware corporation ("AMS").

                  2. Escrow Agreement. Payment of the entire principal amount of this Note, together with any interest thereon and any other amounts payable hereunder is secured by a pledge of the Shares pursuant to an Escrow Agreement, dated the date hereof, among the Maker, the Holder and Brown Rudnick Berlack Israels LLP, as escrow agent

                  3.       Payment of Principal. Subject to the provisions of
Section 8 hereof, the principal amount of this Note shall be due and payable in installments as follows: (a) eleven (11) installments of Six Hundred Twenty-Five Dollars ($625) each commencing on September 1, 2003, and the first day of each month thereafter until and including July 1, 2004; (b) twelve (12) installments of One Thousand Two Hundred Fifty Dollars ($1,250) each commencing on August 1, 2004 and on the first day of each month thereafter until and including July 1, 2005 and (c) twelve (12) installments of One Thousand Eight Hundred Seventy-five Dollars ($1,875) each commencing on August 1, 2005 and on the first day of each month thereafter until and including July 1, 2006.

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                  4.       Interest Upon Default. If an Event of Default (as
defined below) shall occur and be continuing, Maker promises to pay interest on the unpaid principal amount of this Note from the date of such event until all amounts due hereunder shall be paid in full at the rate of Fifteen percent (15%) per annum or the highest rate permitted in the State of Florida, whichever is higher.

                  5. Payments of Principal and Interest. Subject to the provisions of Section 8 hereof, all payments of principal, interest and all other amounts due in respect of this Note shall be made in United States Dollars to Holder at his address set forth under his signature hereto or to such other place as Holder shall direct in writing.

                  6. Prepayments. Maker shall have the right to prepay all (but not less than all) of the unpaid principal of this Note at any time with payment of any penalty or premium.

                  7. Events of Default. The occurrence of any of the following events shall constitute an "Event of Default":


                  (a) failure of Maker to pay any installment of principal under this Note when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, within three (3) business days following written notice to Maker; or

                  (b) any order, judgment or decree shall be entered against AMS decreeing the dissolution or split-up of AMS; or

                  (c) suspension of the usual business activities of AMS or the complete or partial liquidation of AMS's business; or

                  (d) (1) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of Maker or AMS in an involuntary case under Title 11 of the United States Code entitled "Bankruptcy" (as now and hereinafter in effect, or any successor thereto, the "Bankruptcy Code") or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable Federal or state law; or (2) an involuntary case shall be commenced against Maker or AMS under any applicable bankruptcy, insolvency or any other similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Maker or AMS or over all or a substantial part of its property shall have been entered; or the involuntary appointment of an interim receiver, trustee or other custodian of Maker or AMS for all or a substantial part of its property shall have occurred; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Maker or AMS, and, in the case of any event described in this clause
(2), such event shall have continued for sixty (60) days unless dismissed, bonded or discharged; or

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                  (e)      an order for relief shall be entered with respect to
Maker or AMS or Maker or AMS shall commence a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Maker or AMS shall make an assignment for the benefit of creditors; or Maker or AMS shall be unable or fail, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of Maker or AMS (or any committee thereof) shall adopt any resolution or otherwise authorize action to approve any of the foregoing; or

                  (f) this Note, any provision of Section 11(f) or, without limitation, any other material provision hereof, shall cease to be in full force or effect or shall be declared to be null or void or otherwise unenforceable in whole or in part; or Maker shall deny or disaffirm Maker's obligations under this Note; or

                  (g)      the death of the Maker.

                  8.       Remedies.

                  (a) Upon the occurrence of any Event of Default specified in Section 7(d), 7(e) or 7(f) above, the outstanding principal amount of this Note together with accrued interest thereon as provided herein shall become immediately due and payable, without presentment, demand, notice, protest or other requirements of any kind (all of which are hereby expressly waived by Maker).

                  (b) Upon the occurrence and during the continuance of any Event of Default, except for Events of Default specified in Sections 7(d), 7(e) or 7(f), Holder may, by written notice to Maker, declare the outstanding principal amount of this Note together with all accrued interest thereon as provided herein to be due and payable, and the outstanding principal amount of this Note together with such interest shall thereupon immediately become due and payable without presentment, further notice, protest or other requirements of any kind (all of which are hereby expressly waived by Maker). Notwithstanding the foregoing, prior to electing to accelerate this Note for an Event of Default or exercising any rights or remedies as to which acceleration is a precondition (other than an Event of Default specified in Section 8(d), 8(e) or 8(f)), Holder shall give Maker notice specifying the Event of Default and, if such Event of Default is curable, thirty (30) days to cure such Event of Default or such other period of time as agreed to by Holder and Maker.

                  9. Representations of Holder. By accepting this Note, Holder represents and warrants to, and covenants with, the Maker that Holder understands that this Note has not been registered under the Securities Act of 1933, as amended (the "Act"), and may not be offered, sold, pledged or otherwise

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transferred unless the Note and the shares are registered under the Act or an exemption from the registration requirements of the Act is available.

                  10.      Miscellaneous.

                  (a) Unless otherwise provided, any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by telegram or fax, or seventy-two (72) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, if to Maker to:

                  Lara Nicole Sarafianos
                  4440 N.E. 22nd Avenue
                  Lighthouse Point, FL 33064


                  and if to Holder, to the address or fax number as set as set forth on the signature page hereto, or as subsequently modified by written notice.

                  (b) No failure or delay on the part of Holder or any other holder of this Note to exercise any right, power or privilege under this Note and no course of dealing between Maker and Holder shall impair such right, power or privilege or operate as a waiver of any default or an acquiescence therein, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies expressly provided in this Note are cumulative to, and not exclusive of, any rights or remedies that Holder would otherwise have. No notice to or demand on Maker in any case shall entitle Maker to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of Holder to any other or further action in any circumstances without notice or demand.

                  (c) Maker and any endorser of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

                  (d) If any provision in or obligation under this Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

                  (e) Each covenant contained in this Note shall be construed (absent express provision to the contrary) as being independent of

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each other covenant contained in this Note, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision in this Note refers to action to be taken by any person or entity, or which such person or entity is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such person or entity.

                  (f) This Note shall be binding upon and inure to the benefit of Holder, all future holders of this Note and their respective successors and assigns, except that (1) Maker may not assign or transfer any of its rights or obligations under this Note without the prior written consent of Holder and (2) Holder may not sell or transfer this Note except in conformity with the requirements of the legend on the first page of this Note. Any purported assignment or transfer in breach of this Section 10(f) shall be of no force and effect.

                  (g) This Note may be executed on any number of separate counterparts (including by facsimile), and all such counterparts taken together shall be deemed to constitute one and the same instrument.

                  (h) THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF FLORIDA, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

                  (i) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST MAKER ARISING OUT OF OR RELATING TO THIS NOTE MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE COUNTY OF BROWARD IN THE STATE OF FLORIDA, AND BY EXECUTION AND DELIVERY OF THIS NOTE MAKER ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS NOTE. Maker further irrevocably consents to the service of process out of any of the aforementioned courts in any action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to Maker at its address set forth above, such service to become effective three (3) days after such mailing. Nothing herein shall affect the right of Holder or any holder of this Note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against Maker in any other jurisdiction. Maker hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Note brought in the courts referred to above and further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

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                  (j)      MAKER AND, BY HIS ACCEPTANCE OF THIS NOTE, HOLDER AND
ANY SUBSEQUENT HOLDER OF THIS NOTE, HEREBY IRREVOCABLY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OR ACTION BASED UPON OR ARISING OUT OF THIS NOTE OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS NOTE AND THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Maker and, by their acceptance of this Note, Holder and any subsequent holder of this Note, each (1) acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this relationship, and that each shall continue to rely on this waiver in their related future dealings and (2) further represents and warrants that each has reviewed this waiver with its legal counsel and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS OF THIS NOTE. In the event of litigation, this provision may be filed as a written consent to a trial by the court.

                  (k) Notwithstanding anything to the contrary in this Note or in any document or instrument entered into in connection herewith (collectively, the "Note Documents"), none of the terms or conditions of the Note Documents shall ever be construed to create a contract to pay for the use, forbearance or detention of money with interest at a rate in excess of the maximum amount of interest (the "Maximum Rate") permitted to be charged by Holder or any subsequent holder of this Note under applicable laws. For purposes of the Note Documents, "interest" shall include the aggregate of all amounts which constitute or are deemed to constitute interest under the respective laws in effect and applicable to Holder or any subsequent holder of this Note that are contracted for, chargeable, receivable (whether received or deemed received) or taken under any Note Document. Maker shall not be required to pay any interest under any Note Document at a rate or amount in excess of the Maximum Rate. The provisions of this Section 11(k) shall control over all other provisions of any Note Document which may be in apparent conflict with this
Section 11(k). If the effective rate or the amount of interest which would otherwise be payable under any Note Document would exceed the Maximum Rate, or if Holder or any subsequent holder of this Note shall charge, contract for, take or receive monies that are deemed to constitute interest which could, in the absence of this Section 11(k), increase the effective rate or the amount of interest payable under any Note Document to a rate then in excess of the Maximum Rate, the effective rate or the amount of interest payable under the Note Documents shall be reduced automatically to the extent necessary to limit such effective rate or amount of interest to the Maximum Rate. If Holder or any subsequent holder of this Note shall receive any interest which would exceed the Maximum Rate, such excessive interest shall be applied to the prepayment of principal and any other then outstanding amounts payable under the Note Documents, and any portion of such interest payment remaining after such prepayment shall be returned to Maker. In determining whether the interest paid or payable under any specific contingency exceeds the Maximum Rate, Maker, Holder and any subsequent holder of this Note shall, to the maximum extent permitted by applicable law, (1) characterize any non-principal payment as an expense, fee (excluding attorneys' and accountants' fees) or premium rather than interest, and (2) amortize, prorate, allocate and spread, in equal parts during the full term of this Note, all interest at any time contracted for, charged or received in connection with the Note Documents.

                  (l) Maker will upon demand pay to Holder the amount of any and all reasonable costs and expenses, including, without limitation, the reasonable fees and disbursements of his counsel (whether or not suit is instituted) and of any experts and agents, which Holder may incur in connection with the following: (1) the enforcement of this Note; and (2) the enforcement of payment of all obligations of Maker by any action or participation in, or in connection with, a case or proceeding under the Bankruptcy Code.

                  (m) If any date specified herein for the payment of any installment of principal shall be a legal bank holiday in the State of Florida, then such payment shall be made on the next succeeding day on which banks in the state of Florida are open for business, with interest, if any, accruing thereon until such date of payment.

         IN WITNESS WHEREOF, the parties hereto have caused this Secured Promissory Note to be duly executed and delivered as of the day and year first above written.

                                           /s/ LARA NICOLE SARAFIANOS
                                           -------------------------------------
                                           Lara Nicole Sarafianos
                                           4440 N.E. 22nd Avenue
                                           Lighthouse Point, FL 33064



ACKNOWLEDGED AND AGREED TO:

/s/ ALFRED M. SCHIFFRIN
-------------------------------
Alfred M. Schiffrin
(Name)

6760 S. Grande Drive
-------------------------------
(Street Address)

Boca Raton, FL 33433
-------------------------------
(City, State and Zip Code)

-------------------------------
(Social Security or Other Taxpayer Identifying Number)
Fax: (Not Applicable)



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